Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF
ITERIS, INC.

Iteris, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

I.                                        The original certificate of incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 13, 1987 under the name Odetics, Inc., and was restated on August 21, 2009.

II.                                   The restatement of the certificate of incorporation of the corporation was duly adopted in accordance with Sections 211, 242 and 245 of the Delaware General Corporation Law by the board of directors and stockholders of the corporation.

III.                              The certificate of incorporation of the corporation, as heretofore amended or supplemented, is hereby restated to read in full as follows:

FIRST:            The name of the corporation is Iteris, Inc. (the “Corporation”).

SECOND:       The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman Street, Suite 311, in the City of Dover, County of Kent.  The name of the Corporation’s registered agent at that address is Registered Agent Solutions, Inc.

THIRD:           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A.            The total number of shares of stock which the Corporation shall have authority to issue is 72,000,000, consisting of 70,000,000 shares of Common Stock, par value $0.10 per share (the “Common Stock”), and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

B.            Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) prior to the issuance of any shares thereof.  Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon, as shall be stated in such resolution providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

C.            Common Stock Voting Rights.  The holder of each share of Common Stock shall have the right to one vote per share and shall be entitled to vote upon such matters and in such manner as may be provided by law or by this Restated Certificate of Incorporation or by the Bylaws of the Corporation.

FIFTH:           In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws with the exception that a bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board may be adopted only by approval of a majority of the outstanding shares of each class of common stock; provided, however, that an amendment reducing the number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

SIXTH:           Notwithstanding Article Fifth hereof, the Bylaws may be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, or by the affirmative vote of a majority of the voting power of all outstanding shares, regardless of class and voting together as a single voting class subject to the terms of Article Fourth hereof.

SEVENTH:     The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors.  Except as may otherwise be provided in this Restated Certificate of Incorporation, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or amendment thereto.

EIGHTH:        Directors shall be elected at each annual meeting of stockholders and may be elected at any special meeting of stockholders called for that purpose, to serve until the next annual meeting of stockholders and until their respective successors are elected, unless they shall sooner resign, become disqualified or disabled or be removed from office.  A director or the entire Board of Directors may be removed with or without cause by the affirmative vote of the holders of a majority of the securities entitled to vote for each director.  A director may be removed for cause by the Court of Chancery in a suit by stockholders holding at least 10% of the outstanding shares of any class.

Additional directors elected pursuant to Article Fourth, Paragraph B hereof in connection with the rights to elect such additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

At any meeting of stockholders at which directors may be elected, each director nominee shall be elected by an affirmative vote of a majority of the votes cast with respect to such director nominee by the stockholders entitled to vote in the election at a meeting at which a quorum is present, unless the number of nominees exceeds the number of directors to be elected, in which case each director nominee shall be elected by a plurality of the votes of the shares properly represented and entitled to vote in the election at such meeting.  In the event that a nominee is already a director of the Corporation and does not receive a majority of the votes cast with respect to such nominee in an election where the number of nominees equals the number of directors to be elected, such nominee shall promptly tender his or her resignation to the Board of Directors for consideration.  No stockholder shall have the right to cumulate votes in the election of directors.

NINTH:           Except as may otherwise be provided pursuant to Article Fourth, Paragraph B hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the directorship which was newly created or as to which the vacancy occurred and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

TENTH:           Except as may otherwise be provided pursuant to Article Fourth, Paragraph B hereof in connection with rights to elect additional directors under specified circumstances which may be granted to holders of any class or series of Preferred Stock, any director may be removed from office by the affirmative vote of a majority of the voting power of all outstanding shares of stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class.

ELEVENTH:    At any meeting of stockholders, the stockholders’ vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any stockholder before the voting has begun.

TWELFTH:

A.            The Corporation shall indemnify to the full extent authorized or permitted by the General Corporation Law of the State of Delaware or any other applicable law as presently or hereafter in effect any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.  Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.  No amendment or repeal of this Paragraph A of Article Twelfth shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B.            No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by Delaware law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this Paragraph B of Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

C.            In furtherance and not in limitation of the powers conferred by statute:

(1)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(2)           The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, letters of credit, surety bonds or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

THIRTEENTH:        Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the entire Board of Directors, by the Chairman of the Board, by the President, or by one or more stockholders holding shares in the aggregate—entitled to-cast not less than 10% of the votes at the special meeting.  Special meetings may not be called by any other person or persons.  Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

FOURTEENTH:        Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

FIFTEENTH:         The Corporation may make loans to or guarantee the obligations of (i) its officers or directors only if such loan or guarantee, or an employee benefit plan authorizing such loan or guarantee, is approved by the Corporation’s stockholders, and (ii) to its officers only if such loan or guarantee is approved by its Board of Directors (excluding the vote of interested directors) pursuant to a stockholder-approved bylaw provision.

SIXTEENTH:         The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of October 2018.

ITERIS, INC.

By:	/S/ ANDREW SCHMIDT
Andrew Schmidt
Chief Financial Officer and Secretary